THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
Q2 2014 Smithfield Foods Earnings Conference Call

EVENT DATE/TIME: DECEMBER 23, 2013 / 02:00PM GMT

CORPORATE PARTICIPANTS
Larry Pope Smithfield Foods, Inc - President & CEO
Bo Manly Smithfield Foods, Inc. - EVP & Chief Synergy Officer
Ken Sullivan Smithfield Foods, Inc. - CFO
Keira Lombardo Smithfield Foods, Inc. - IR

CONFERENCE CALL PARTICIPANTS
Carla Casella JPMorgan Chase - Analyst
Hale HolderAnalyst
Karru Martinson Deutsche Bank - Analyst
Rayman SinhalaAnalyst

PRESENTATION

Larry Pope - Smithfield Foods, Inc - President & CEO

(audio in progress) is a little messy and I'm a finance guy and I still find it messy. Ken will take you through those numbers and hopefully you'll be better informed at the end of it. I think all of this should be put aside a bit until the first of the calendar year when the numbers will become much clearer and much easier to understand.

The base business is fine. Our fresh pork business has been weak for really all of this fiscal year as a result of the downturn in exports in three of our main countries where we have had closed markets in Russia and then China to some degree and also the yen/dollar exchange rate in Japan has impacted the Japanese business fairly significantly. So that's impacted fresh pork.

The packaged beef business is very solid. We continue to be pleased with what comes out of that. The growth potential in that business and the marketshare that we continue to gain in the packaged meats business is very encouraging to us. And our hog production business is improving. Bo Manly has headed up the hog production part of the business. We have been focused on converting our farms to group housing, as well as improving the operating performance of that. We are extremely pleased with what we see in spite of the PEDv issue affecting the industry. The underlying base is getting much better.

As I look forward into 2014, it looks very bright to me. Hog production looks to have a very strong year in 2014. I'm sure you can see that from the futures market. We have got some things going in fresh pork that are going to be very good for our business. And so we see a nicely improving fresh pork business in 2014, including operational improvements, as well as what we expect to happen as a result of our relationship with Shuanghui. And finally, we expect our packaged meats business to have a very good year as well, even better than the current year.

So as we look forward to 2014, it looks good. It has been a messy year these six months. Probably going to be messy for the next couple of months until we get it straightened out in terms of the accounting and the closeout of the year, but fundamentally as we move forward into 2014, Smithfield Foods is in very good shape and I'm extremely pleased and excited about what I see in 2014.

I want to be brief because I know this is -- we've got a couple people to speak, but, in closing, I want to wish you a Merry Christmas and a happy new year to all of you and I hope if you haven't had an opportunity, you take the opportunity to get your Smithfield ham for Christmas. You can get your country ham or your spiral ham or your smoked ham, but for goodness sake get your Smithfield ham. With that, let me turn it over to Bo and let him announce his new title. Mr. Manly?

Bo Manly - Smithfield Foods, Inc. - EVP & Chief Synergy Officer

Thank you, Larry. Good morning, ladies and gentlemen. Most of you are used to hearing from me as CFO, but shortly after the completion of the Shuanghui transaction, I became Smithfield's first Chief Synergy Officer. I am responsible for maximizing synergy and leveraging opportunities between Smithfield and Shuanghui.

At the same time, Ken Sullivan assumed the role as Chief Financial Officer. You will hear from Ken shortly. Anyone familiar with Smithfield's day-to-day and strategic financial activities is familiar with Ken. The world-class financial team at Smithfield is in large part due to Ken's leadership. I leave you in the strongest hands.

As you know, Shuanghui International completed the acquisition of Smithfield on September 26. The combination of the two largest pork enterprises in China and the United States merged the best technology, resources, best practices, operational expertise and creates a leading global pork enterprise with an unmatched set of assets, products and global reach.

While the partnership with Shuanghui is relatively new, we have already initiated several synergy projects that are primarily focused on exports. First, we are building a global trading operation to facilitate exports of American pork to China and other global markets. Second, our focus is on selling primal cuts, offal and carcasses with an emphasis on developing fresh meat sales rather than frozen, utilizing Shuanghui's cold chain. This initiative is in the formative stages, but we are pleased to report that we are currently shipping product through these new channels.

And third, we are also exploring our opportunities to work together to develop premium packaged meats products for the Chinese market based on using Smithfield traceable pork as raw material and as a key marketing feature. Target markets include Shuanghui's current food service customers, as well as a host of rapidly growing Western-based service and modern retail chains, already Smithfield customers worldwide.

We are getting to know each other's current and future manufacturing capabilities. We have made a lot of progress in just eight weeks. The powerful synergies created by Shuanghui and Smithfield strengthens our ability to serve the global market with our best-in-class quality, innovation and food safe products. We hope to gain several hundred thousand metric tons annually in incremental sales from the US to China sales through Shuanghui International.

China's a large and growing market and is already the world's single largest protein-consuming country. Tens of millions of Chinese are moving annually into the middle class and desire more and better quality protein in their diets. Pork is by far the leading protein in the Chinese diet. In fact, the Chinese consume more pork per capita than Americans. Over the last 15 years, Chinese per capita consumption has grown by 25% while US consumption shrank 10%. China is responsible for 50% of the world's pork consumption and their demand is still growing. We can now pursue our strategic objective for export growth with new China sales channels, fresh never frozen pork, innovative packaged meats concepts and the strongest distribution network in China.

Turning to the US, I want to take a few minutes to talk about PEDv swine virus. The USDA has identified this virus in the United States for the first time in 2013. PEDv is an industrywide issue that has a significant presence in the US swine herd. Our Murphy-Brown herds are proportionately affected as PEDv continues to spread throughout the US. We do have it in our Midwest and East Coast herds. We are vaccinating, but with limited success. There are still many theories as to how it is transmitted, but nothing definitive to date.

Our emphasis is on control through biosecurity. Based on industry number of current infected herds, the potential impact could be as many as 500 to 1 million sows industrywide. This translates to a loss of industry pig production of 2 million to 3 million head or 2% to 3% in calendar 2014. Murphy-Brown pig production will likely be impacted similarly.

Bottom line, the hog production segment and Smithfield earnings in 2014 will get a significant boost from higher Shuanghui exports, tighter industry hog supplies due to PEDv and more modestly priced feed ingredients. With that, Merry Christmas, happy holidays and I turn it over to Ken.

Ken Sullivan - Smithfield Foods, Inc. - CFO

Thank you, Bo. Good morning, everyone and happy holidays. Bo, let me say your timing is impeccable. Your handoff of the financial port to me when we have what is arguably the most confusing quarter from an accounting point of view that we've ever had. Well played, Bo. Also, I would be remiss if I didn't express my gratitude to you and Larry. Between you guys and other Smithfield people like George Richter and Joe Luter, you are the giants in the protein industry and I'm grateful to have worked at Smithfield under your tutelage for the last 10 years. Thank you.

Before I get to the financial report, let me acknowledge some of the process changes we made this quarter because it affects how we are conducting this call. First, there is no press release this quarter. That's because we filed our quarterly report more than two weeks ago. Therefore, no press release was deemed necessary.

We are conducting this call more than two weeks after the Q was filed. That's much later than in the past. Ordinarily, you would not have seen the 10-Q prior to the earnings call. Therefore, for purposes of this call, I will assume you've had a chance to digest that information, including the MD&A and I will dispense with the perfunctory repetition of the numbers and instead focus on changes that are affecting our financial statements this quarter and going forward. In other words, I am not going to repeat to you the figures and explanations you've already seen in the 10-Q.

In terms of the financial statements, Larry is correct; they are somewhat confusing this quarter. There are a lot of changes in the statement that you should be familiar with moving forward. I will try to equate you with them today.

First, our filing this quarter looks dramatically different than it has in the past. We have a complicated predecessor and successor presentation that is cumbersome to work through. The obvious reason is the merger transaction occurred two-thirds of the way through the quarter. The SEC rules require us to present the rules and the results in this way. If you want to understand the results for the entire quarter, you can add the predecessor and successor periods. However, for reasons that will become evident as I discuss our balance sheet, doing so does not always portray an accurate picture of what results would have been had the transaction not occurred. I told you it's complicated.

Nonetheless, we did add the predecessor and successor periods for you in various places in the MD&A section and I hope that's helpful. I wish I could tell you this will be the last time you'll have to work through this predecessor successor presentation. It isn't. However, it will get easier; I promise. The good news is we expect to officially change our April fiscal year-end to a December year-end in the coming weeks. We will be making this change to conform with Shuanghui's calendar. Changing year-ends will put the predecessor successor presentation in the rearview mirror sooner than it would have otherwise. That change should help make our results much clearer in 2014.

When the change is made, we will have a short stub period for both our third quarter and short fiscal year for the eight months ending December 2013. So you will likely only have to see this predecessor successor type of presentation one more time at least as it relates to current period results. After that, you'll only see it in prior periods.

Second, our P&L is clouded with merger-related costs and the effects of applying purchase accounting. I will explain more about purchase accounting in a few moments. For now, understand the P&L for the quarter includes approximately $35 million of direct costs that are set forth on a separate line item on the income statement, another $25 million related to inventory in cost of goods sold and yet another $17 million included in interest expense and these are just the individually significant items. There are additional merger-related items affecting just about every line in the P&L. All told, these items total approximately $64 million on a PBT basis effectively lowering our Q2 results by that same amount.

Third, perhaps the most glaring change we have to our financials is we have no EPS figures to report. I think the reason is obvious. The key metrics now become operating profit and pretax profit, as well as perhaps EBITDA.

Finally, and perhaps most importantly, we have a brand new balance sheet. So this quarter is very much a transition quarter. We are transitioning from the old basis of accounting to an entirely new basis going forward.

With those introductory comments out of the way, let me talk about some specifics. The balance sheet, as I just mentioned, we have a brand new balance sheet. Let me give you some of the background. We closed the merger with Shuanghui on September 26, 2013. The merger valued Smithfield at $34 a share or an enterprise value of more than $7 billion, $4.9 billion of which represents the equity component.

Pursuant to US GAAP accounting rules, that purchase price must be reflected in Smithfield's balance sheet. The purchase price must be assigned or allocated to specific assets and liabilities of Smithfield Foods. In effect, every single asset and liability of the Company had to be revalued and stated at fair value. As a result, Smithfield's post-transaction balance sheet is dramatically different than our pre-transaction balance sheet. Asset values are no longer reflected at their historical costs; they are reflected at their estimated fair value. Similarly, liabilities, both recorded and unrecorded, are no longer stated at their recorded book value. Instead they too are reflected at fair value.

Here are some of the highlights of the new balance sheet. Total assets are approximately $10.1 billion. That compares to $7.7 billion in the April 2013 balance sheet, so you can see what a dramatic impact the purchase accounting has. Equity is $4.2 billion compared to $3.1 billion in the comparative April 2013 balance sheet. Equity counts in the new balance sheet reflect the total merger consideration paid to Smithfield shareholders less the equity takeout financed at the Smithfield level.

Inventories are stepped up by $42 million in the transaction. This adjustment exposes one of the more unfortunate effects of purchase accounting. Acquirers do not get P&L credit for profits embedded in the first turn of inventories. In our case, the inventories are a bit of a mixed bag. Most inventories being marked up are specifically processed meats inventories, but some inventories have been marked down, for example our feed grains.

Our second-quarter results were lower than they would have otherwise been by approximately $25 million because of inventory stepups recorded as part of the transaction. We simply don't get credit for those profits. PP&E was stepped up by $380 million, including land values increasing by $350 million. Investments have remained largely unchanged; although Campofrio Food Group has been adjusted to reflect our new owner's views. As announced earlier today, Shuanghui joined Sigma's tender offer for Campofrio and increased the original tender offer price of $6.80 to $6.90 a share. This is a non-event for our bondholders as we will not be launching a competing bid or increasing our investment in Campofrio.

Continuing with the balance sheet, goodwill is $1.6 billion, a significant increase from the pre-merger balance sheet of $828 million. New intangible assets of $1 billion were established. These assets are comprised of brands, trademarks, customer relationships, contract-forming assets, etc. Total intangible assets including goodwill represent $3 billion or 30% of our $10 billion balance sheet.

The $1.616 million balance associated with our pre-merger accumulated other comprehensive income/loss account, which is a component of equity, has been eliminated altogether. That balance principally related to pension, derivative and currency translation accounts. This is a positive adjustment and will have favorable impacts on our P&L going forward. Balance sheet reserves have been established for certain pre-acquisition contingencies that never met the required recognition thresholds prior to the acquisition, yet still have an assignable fair value in purchase accounting.

Finally, or a couple more items on the balance sheet, our debt balances associated with our public bonds have been written up by approximately $85 million. While this increases leverage on the balance sheet, two things must be kept in mind. First, the $85 million is only a bookkeeping entry. We will never have to pay the incremental amount to anyone.

Second, the $85 million balance amortizes over the life of the debt. This amortization will reduce interest expense going forward, so it's actually P&L accretive. We have new deferred tax balances of over $486 million on the balance sheet and finally, our pension obligations have been remeasured resulting in a reduction of over $140 million in our unfunded pension obligation. This is a significant decrease from our 2013 fiscal year-end that ended just five months earlier. The favorable changes in discount rates and asset performance contributes to that improvement.

So, as the 10-Q shows, purchase accounting has had a dramatic effect on the balance sheet. But it will also impact the P&L going forward. The reality is we are still analyzing the future impact on our P&Ls. However, I do not expect the purchase accounting adjustments, as large as they are, to be a drag on future earnings. To the contrary, I expect we will have small tailwinds when we finish quantifying the impact.

Given the size of the transaction, the consideration involved, this is a good outcome. I expect we will finalize that analysis in the coming weeks and months and we will report on it separately when I'm satisfied it's complete.

Now let me expound on a few other details our bondholders will find of interest. Debt, debt outstanding, including capital lease obligations as of the second quarter, the end of the second quarter, totaled $3.439 billion. That compares to $2.5 billion at the end of last fiscal year. The fact is our debt profile has changed quite a bit since April. While there have been many moving pieces, including paying off two substantial pieces of debt, including the $400 million convertible bond issue and a $200 million bank term loan, the fact is total debt has increased as a consequence of the merger.

The increase is principally attributable to three things -- one, the new $900 million bond issue to help finance the transaction; two, the fair value stepup described earlier as part of the purchase accounting; and three, some incremental borrowing on our revolving credit facilities to fund working capital, as well as part of the transaction. These debt levels are in line with previous estimates of where we would settle post-merger.

Having said that, I am pleased to tell you today we have paid down over $300 million of the revolving credit facilities in the three short months since the merger closed. To date, debt levels are closer to $3.1 billion and our liquidity position has improved to well north of $900 million today. With no meaningful debt maturities on the horizon, we are in a very good position.

Our liquidity is very strong and we are making progress on delevering the balance sheet, which is a top priority for us. I expect our leverage ratios will improve considerably as we move through calendar 2014 as higher expected EBITDA quarters replace lackluster 2013 results and we continue to focus on the balance sheet. It will not surprise me if our net debt to adjusted EBITDA ratio, which is currently higher than we'd like, improves to 3 times or less by the end of calendar 2014.

In terms of interest expense, interest expense for the quarter was $53.9 million when combining the predecessor and successor periods. On the surface, this appears to be a significant increase in financing costs over last year's comparable quarter, which was $41.5 million. It isn't. Approximately $17.3 million of the $53.9 million is a one-time nonrecurring merger-related cost associated with merger financing. Looking forward, I expect interest expense to be in the $165 million range over the next 12 months based on current projected debt levels.

CapEx for the first six months of the current fiscal year totals approximately $153.6 million. I expect capital spending to continue on that pace for the next 12 months, even flexing as high as $350 million on an annual run rate basis if 2014 results are favorable as expected. We must and will invest in our plants. Shuanghui is pro-growth and is encouraging this type of investment.

We have a slate of nice payback projects ready to go. Depreciation and amortization for the first six months of the current fiscal year totaled $125 million when combining predecessor and successor periods. I do not anticipate any significant net increases in depreciation and amortization amounts going forward despite the planned investments and stepups associated with purchase accounting. In fact, most of the stepup is in land values, which do not depreciate or amortize. It's possible we may even see small decreases as useful lives are reassessed as part of the purchase accounting exercise.

In terms of ratios and covenants, I will be brief. We do not foresee any covenant issues. We do not have any covenant issues today.

Finally, a few housekeeping items. One, we will continue to report quarterly and annually. A number of you have asked questions about our obligations going forward. Our expectation is we'll continue to file 10-Qs and 10-Ks. Two, we will continue to have quarterly conference calls. After the disruptions this year, I expect our calls will revert to a more normal rhythm in 2014. And finally, I recognize the second-quarter financial statements are difficult to read. If we can help you understand anything better, please do not hesitate to reach out to us through Keira. I'm certain we can address any questions you have. Thank you for your attention. Larry?

Larry Pope - Smithfield Foods, Inc - President & CEO

At this point, Keira, I think if there are any questions, we will take them.

Keira Lombardo - Smithfield Foods, Inc. - IR

Operator, please open the line.

QUESTION AND ANSWER

Operator

(Operator Instructions). Carla Casella.

Carla Casella - JPMorgan Chase - Analyst

Hi, it is Carla Casella with JPMorgan. A couple questions, there are a couple of items we usually pull out of your press release and I'm not sure -- I couldn't find them in the 10-Q. Could you disclose the average live hog price and the hog-raising costs? I think you usually do on a per hundredweight basis.

Ken Sullivan - Smithfield Foods, Inc. - CFO

I'm not sure if that was in the queue or not. I can tell you it is a little bit complicated because of these purchase accounting adjustments and so frankly we've not been real anxious to publish those numbers because what ends up happening is the actual number that's published is different than what it is with the purchase accounting layered on. In other words, it's a little bit misleading in terms of publishing that. Having said that, we can certainly follow up with you and provide those figures.

Keira Lombardo - Smithfield Foods, Inc. - IR

Carla, I will follow up with you after the call.

Bo Manly - Smithfield Foods, Inc. - EVP & Chief Synergy Officer

Needless to say, we have begun a decrease in our cost of goods for the hog production area reflecting lower grain costs as we moved into this new harvest period.

Carla Casella - JPMorgan Chase - Analyst

Great, that was my next question actually. So when do the lower -- when did the lower corn start to flow through? Was any of that in this quarter or will it all be beginning in the coming quarter or is it just -- will it be in the full coming quarter?

Bo Manly - Smithfield Foods, Inc. - EVP & Chief Synergy Officer

I think you are going to have to look to the future quarters before you'll get the full impact of it. It is starting to bleed in as we move into the quarter we just finished. But in terms of full impact, it will probably take another quarter at least before all of the older higher price corn is flushed through the system and hog inventories.

Carla Casella - JPMorgan Chase - Analyst

Okay. And then what is your view towards hedging and has that changed under Shuanghui?

Larry Pope - Smithfield Foods, Inc - President & CEO

Carla, we continue to count hedging as an integral part of our hog reduction business. So Shuanghui continues to support this whole strategy of protecting the cash flows and the profitability of the business, so we continue to have (inaudible), particularly on the input side.

Carla Casella - JPMorgan Chase - Analyst

Okay, great. And then just one clarification. You mentioned all the one-time items that were in your P&L, totaling $64 million. That $64 million included the $25 million in cost of goods sold, the $17 million interest and then $35 million or actually --.

Ken Sullivan - Smithfield Foods, Inc. - CFO

That's right and so there is about probably $12.5 million of other adjustments that are flowing through those accounts in addition to the ones you mentioned.

Carla Casella - JPMorgan Chase - Analyst

Okay. Great, thank you.

Operator

[Hale Holder].

Hale Holder Analyst

I really want to thank you guys for hosting the call and all the detail you gave. It makes life much easier. There are a lot of your peers that wouldn't be doing the same, so we do appreciate it. On the virus issue and the potential reduction in hog count for 2014, can you help us understand how that would flow through to margins potentially, as well as selling price?

Bo Manly - Smithfield Foods, Inc. - EVP & Chief Synergy Officer

Well, in selling prices, it actually will be a positive impact on selling price because we will have reduced supplies and we are a very inelastic demand curve, so it will have a beneficial impact on price, probably significantly we as we move forward.

As you look at how it will impact our costs, there are two areas. One, if you do have a herd that breaks, you lose the baby pigs that were with the mothers at that point in time, so you have an immediate loss of inventory that gets reflected in that period's P&L. At the same time, you don't have that tonnage that would ultimately flow through and help reduce overhead costs and fixed costs when the pigs come to market. So you get sort of a twofold impact. One is when the pigs are -- the onset of the infection and the loss of the baby pigs and then finally the loss of throughput six months down the road.

Hale Holder Analyst

Got it. And then the next second question would be have you started shipping or increased volume as part of the Shuanghui transaction or will that come in future quarters?

Bo Manly - Smithfield Foods, Inc. - EVP & Chief Synergy Officer

Actually, we are seeing volume under these new initiatives. We do have sales that we had a year ago that were sort of the tail end of some of the prior business that's influencing year-over-year comparisons, but we anticipate as we move into the first of the year that we will have significantly higher volume shipments coming from the US and China.

Hale Holder Analyst

And then my last question, kind of in the same vein as Carla's, any chance you can give us the number of hogs sold by the hog production segment? That's a number that was given previously.

Ken Sullivan - Smithfield Foods, Inc. - CFO

Yes, we can do that.

Keira Lombardo - Smithfield Foods, Inc. - IR

Hale, I will follow-up with you.

Hale Holder Analyst

Great, thank you very much.

Ken Sullivan - Smithfield Foods, Inc. - CFO

We can do it probably by the end of this call here.

Bo Manly - Smithfield Foods, Inc. - EVP & Chief Synergy Officer

Yes, if we can get the number before the end of the call, we'll give you -- it's going to be somewhere around 3.8 million, 3.9 million, 4 million, something like that probably.

Operator

Karru Martinson.

Ken Sullivan - Smithfield Foods, Inc. - CFO

It's 4.128 million.

Bo Manly - Smithfield Foods, Inc. - EVP & Chief Synergy Officer

Yes. The answer to the prior question was 4.128 million pigs for the quarter.

Karru Martinson - Deutsche Bank - Analyst

Good morning, guys. This is Karru at Deutsche. Just made a comment here about an inelastic demand curve and I was just wondering what's the ability to raise prices for the consumer. What is that pushback there?

Bo Manly - Smithfield Foods, Inc. - EVP & Chief Synergy Officer

When you say pushback from the consumer, the consumer never likes to pay our prices. But if you go back probably 10 years ago, we thought we needed $0.99 to sell a pound of bacon. Today, I went -- or yesterday I went in a grocery store and you had a pound of bacon for $4.99. We are selling just as much bacon today as we did back 10 years ago, but at much higher prices both retail and wholesale market. So I'm not sure if you are looking for a quantification of pork demand.

Karru Martinson - Deutsche Bank - Analyst

Just given the results this quarter and the pressure on packaged meats, just wondering what is your ability to go out and raise prices proactively here.

Bo Manly - Smithfield Foods, Inc. - EVP & Chief Synergy Officer

Ourselves as a company, obviously, we are in a business that's heavily influenced by commodities, so I think you really need to look at the overall industry balance of supply and demand to be able to determine can the industry move prices up collectively as a group. We've got limited ability to do it ourselves if the rest of the industry doesn't follow, but the consumer tends to be willing to pay proportionally higher values for their pork meat when small increments of supply are withdrawn from the marketplace.

Karru Martinson - Deutsche Bank - Analyst

You mentioned we could see CapEx as high as 350, some nice payback projects. I was wondering if you could provide a little more color on some of the initiatives that you may have underway.

Larry Pope: Those are primarily focused on our manufacturing side of the business, as well as a substantial part of that deals with the continuing conversion of our hog farms to group housing. And we've got a plan in place to convert all of our Company-owned farms to group housing by 2017 and I think we are a little over 50% some now. I don't think we've announced yet though --

Ken Sullivan - Smithfield Foods, Inc. - CFO

No, we have not.

Larry Pope - Smithfield Foods, Inc - President & CEO

-- where we are for the end of the calendar year. So about 25% or 30% of that goes just to the group housing initiative to continue to move these sows into better living conditions and improve the farms as we go. And the remainder is tied largely to our fresh feed operations where we see some substantial opportunities to improve our cost structure payback side of the business.

Ken Sullivan - Smithfield Foods, Inc. - CFO

I think in terms of payback projects versus maintenance, I'd characterize it as two-thirds payback and one-third maintenance in terms of those numbers.

Karru Martinson - Deutsche Bank - Analyst

Thank you very much, guys. I appreciate it.

Larry Pope: You're welcome. Have a nice holiday.

Operator

[Rayman Sinhala].

Rayman Sinhala Analyst

Good morning, gents. This is Rayman from (inaudible). Just one question from me. Can you indicate the user proceeds from the Campofrio disposal fees?

Larry Pope: We are not disposing of our Campofrio position. We are maintaining our position. We have a 37% ownership and if you look (inaudible) fact filing in Spain this morning, we are maintaining our exact same position with our exact same investment. So we are not disposing of Campofrio; we are going to be the 37% shareholder, along with the Sigma and Alfa Group out of Mexico for the remainder.

Rayman Sinhala Analyst

Thanks for that. Will you expect any change in your (inaudible) involvement in the Campofrio business after Sigma becomes the major shareholder?

Larry Pope - Smithfield Foods, Inc - President & CEO

We continue to be the 37% shareholder. In fact, I think our influence will increase because the number of Board members and the number of interested parties drops dramatically from hundreds of thousands to two. So we become -- it's just the two parties running the business, so I think our influence and our involvement will increase.

Rayman Sinhala Analyst

Thank you.

Keira Lombardo - Smithfield Foods, Inc. - IR

At this point, we are going to end the call. Operator, if you could give the replay information please.

Operator

Absolutely. Ladies and gentlemen, this conference will be made available for replay starting today through January 6, 2014. You may access the AT&T executive playback service at any time by dialing 1-800-475-6701 and entering access code 311696. International participants may dial 1-320-365-3844. Again, those numbers are 1-800-475-6701 and access code 311696. International participants, 1-320-365-3844. That does conclude our conference for today. Thank you for your participation and for using AT&T teleconferencing services. You may now disconnect.

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